Exhibit 10.2

Longevity Biomedical, Inc.

12100 NE 195th Street, Suite 150

Bothell, WA 98011

August 12, 2025

Via Email

Aegeria Soft Tissue, LLC

3007 Saint Paul St.

Baltimore, MD 21218

Attn: Jennifer Elisseeff

E-mail: jhe@jhu.com

Re: No Solicitation Waiver

Ladies and Gentlemen:

Reference is hereby made to that certain Contribution and Exchange Agreement, dated August 7, 2022, by and among Longevity Biomedical, Inc. (the “Purchaser”), Aegeria Soft Tissue, LLC (the “Company”), and certain other parties thereto, as amended to date (the “Agreement”). Capitalized terms used and not otherwise defined in this waiver letter shall have the respective meanings ascribed to such terms in the Agreement.

In furtherance of the parties’ desire to consummate the Closing, and in accordance with Section 11.10 of the Agreement, the Purchaser hereby irrevocably waives the prohibitions and restrictions placed on the Company by Section 6.5 of the Agreement regarding the ability of the Company to solicit, negotiate, enter into, or otherwise facilitate an Acquisition Proposal or Alternative Transaction.

This waiver letter shall not constitute a waiver, amendment or modification of any other provision of the Agreement not expressly referred to herein and shall not be construed as a waiver of any other condition to Closing under the Agreement. The provisions set forth in Sections 11.1 through 11.15 of the Agreement shall apply to this waiver letter mutatis mutandis, except as waived hereunder.

Very truly yours,

Longevity Biomedical, Inc.

By:	/s/ Andrew Leo
Name:	Andrew Leo
Title:	Chief Executive Officer

Acknowledged and Agreed:

Aegeria Soft Tissue, LLC

By:	/s/ Jennifer Elisseeff
Name:	Jennifer Elisseeff
Title:	Chief Executive Officer